Exhibit 99.1

OSS Q2 2022 Revenue up 23% to Record $18.3 Million

ESCONDIDO, Calif. – August 11, 2022 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the second quarter ended June 30, 2022. All quarterly comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q2 2022 Financial Highlights

•	Revenue in the second quarter of 2022 increased 23% to a record $18.3 million.

•	Gross profit increased 12% to $5.2 million.

•	Operating expenses as a percentage of revenue improved to 26.2% versus 27.7% in the same year-ago quarter.

•

GAAP net income totaled $323,000 or $0.02 per share diluted share as compared to $1.7 million or $0.09 per diluted share in the second quarter of 2021. Prior year includes $1.5 million in PPP loan forgiveness.

•

Non-GAAP net income totaled $871,000 or $0.04 per diluted share (see definition of this and other non-GAAP measures and reconciliation to GAAP, below), as compared to $812,000 or $0.04 per diluted share in the second quarter of 2021.

•	Adjusted non-GAAP EBITDA totaled $1.2 million as compared to $1.4 million in the second quarter of 2021.

•	Cash, cash equivalents and short-term investments totaled of $14.4 million on June 30, 2022.

First Half 2022 Financial Highlights

•	Revenue increased 25% from the prior year to a record $35.4 million.

•	Gross profit increased 14% to $10.3 million.

•	Operating expenses as a percentage of revenue improved to 26.3% versus 29.4% in the first half of 2021.

•	GAAP net income totaled $902,000 or $0.04 per diluted share, versus $1.7 million or $0.09 per diluted share in the first half of 2021. Prior year includes $1.5 million in PPP loan forgiveness.

•	Non-GAAP net income totaled $1.8 million or $0.09 per diluted share, as compared to $1.5 million or $0.08 per diluted share in the first half of 2021.

•	Adjusted non-GAAP EBITDA totaled $2.6 million as compared to $2.5 million in the first half of 2021.

Q2 2022 Operational Highlights

•

Four new major program wins, including two in the AI Transportable market - one for a mobile shelter application and the other for an autonomous surface ship program. The other two wins were in the commercial aerospace and medical imaging markets.

•	Launched Centauri Storage Accelerator for the AI Transportable market, currently deployed in the autonomous truck portion of the market.

•

Formed new OSS Advisory Board comprised of retired high-ranking military officials and corporate executives with decades of experience in AI and unmanned vehicles, technology, high performance computing, cooling technology, and M&A.

Management Commentary

“Q2 was another good quarter for One Stop Systems, as we achieved record Q2 revenue of $18.3 million, up 7% sequentially and up 23% over the same year-ago quarter,” stated OSS president and CEO, David Raun. “The strong growth in Q2 was largely attributable to two factors: the continued strength of our customer in the media and entertainment space, where revenue grew 135% to a record $6.4 million; and the exceptional performance of our European unit, Bressner, which continued to leverage strong inventory investments and drive market share expansion, resulting in its revenue increasing 31% to $7.6 million.

“Aligned with our strategy to bring more standard products to the AI Transportable market, we shipped our Centauri product that we announced in April to one of our autonomous truck customers. Centauri is a PCIe Gen 4 NVMe rugged storage solution offering high capacity in a proprietary compact, hot-swappable canister, which makes it ideal for capturing and transporting the vast amount of data generated in autonomous vehicles.

“Also, on the technology front, we are one of the first developers to ship PCIe Gen 5 technology. This is key to our AI Transportable and technology leadership strategy since it doubles the performance of PCIe Gen 4. Our plan includes deploying this next gen technology in multiple additional OSS products over the coming quarters, including our next innovative product we are planning to announce at the Autonomous Vehicle Technology Expo in San Jose, California in September.

“OSS is currently supplying compute and/or storage solutions to three of the leaders in the Level 4 and 5 long haul hub-to-hub market. Our products work in conjunction with their software to gather, store, and/or process data from multiple sensors embedded around the vehicle, including LiDAR, radar, and cameras.

“We believe all three of these customers could end up in our top 10 customer list in 2022, and over time could be some of our largest accounts. Although our relationship and what we supply varies, we continue to learn and lead the market as we define next generation products.

“Beyond autonomous trucks, we have keen interest and activity with other vehicles including shuttles, buses, and ships. We also continue to see the opportunity for AI Transportables to be significant in the armed forces and throughout the military theater. Such applications take significant time to close and even more time to generate revenue, but we are now engaged with multiple high-profile programs, which include drones, aircraft, ships, and land vehicles.

“These applications are perfect for disruptive solutions from OSS where we can provide high performance without compromise in compact rugged form factors. We look forward to sharing more on this front as we turn these opportunities into major program wins over the quarters ahead.”

Outlook

For the third quarter of 2022, OSS expects revenue of approximately $18.5 million, which would represent 16% growth over the third quarter of last year.

Q2 2022 Financial Summary

Revenue in the second quarter of 2022 totaled $18.3 million, up 23% compared to $14.9 million in the same year-ago quarter.

The core OSS business revenue increased 18% to $10.7 million in the second quarter, representing 59% of total revenue. Revenue from Bressner, OSS’ European subsidiary, increased 31% to $7.6 million, which represented 41% of total second quarter revenue. Bressner’s increase was attributable to increased market share, made possible by strong sales efforts and strategic inventory buys.

Gross profit in the second quarter increased $548,000 to $5.2 million. The gross margin for the core OSS business decreased 3.7 percentage points from the same year ago quarter to 33.0%. This was largely due to the strength of record media and entertainment revenue, which has lower margin.

Bressner’s gross margin percentage also decreased slightly to 21.9% in the second quarter, compared to 22.6% in the same year-ago quarter, primarily due to increased material and transportation costs.

Overall, gross margin was 28.4% in the second quarter, compared to 31.2% from the same year-ago quarter. The aggregate 2.8 percentage point decrease from the prior year quarter was primarily due to increased revenue from the lower margin media and entertainment customer and strong Bressner revenue.

Overall quarterly operating expenses increased 16% to $4.8 million, while operating expenses as a percentage of revenue decreased to 26.2% compared to 27.7% in the same year-ago quarter. This increase in operating expense was primarily due to the company’s investments in pursuing the AI Transportable market, resulting in increases of $246,000 in marketing and selling expenses, $244,000 in R&D expense and $173,000 in G&A expenses.

GAAP net income totaled $323,000 or $0.02 per diluted share, decreasing from net income of $1.7 million or $0.09 per diluted share in the same year-ago period that included a one-time benefit of $1.5 million, or $0.08 per share, for forgiveness of a PPP loan and related interest.

On a non-GAAP basis, net income was $871,000 or $0.04 per diluted share for the quarter, up from $812,000 or $0.04 per diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP metric, was $1.2 million or 6.5% of quarterly revenue as compared to $1.4 million or 9.3% of quarterly revenue in the same year-ago quarter.

Both non-GAAP net income and adjusted EBITDA exclude the PPP loan and interest forgiveness.

First Half 2022 Financial Summary

For the first half of 2022, revenue was $35.4 million, an increase of 25% from $28.2 million in the first half of 2021. The increase was due primarily to an increase in shipments of product to the company’s media and entertainment customer.

Core OSS business increased 20%, contributing $21.3 million of total revenue, and Bressner contributed $14.1 million, an increase of 34%.

OSS overall gross profit improved $1.3 million to $10.3 million or 29.2% of revenue. This compares to $9.1 million or 32.2% of revenue in the first half of 2021.

Gross margin for the core OSS business decreased to 34.3%, as compared to 37.3% in the first half of 2021. This is largely due to the 80% year-over-year revenue increase from the company’s media and entertainment customer. Bressner’s gross margin decreased to 21.5% due to higher transportation and material costs, as compared to 23.6% a year ago.

For the second half of 2022, OSS expects a slight improvement in overall gross margin compared to the first half of 2022.

Total operating expenses increased 12% to $9.3 million. This increase is primarily due to an increase of $549,000 in selling and marketing expense resulting from additional marketing, trade shows and travel, and an increase in R&D expense of $656,000 for the development of new standard products for the AI Transportables market. These increases were partially offset by a decrease of $210,000 in G&A expenses.

Operating expense as a percentage of revenue decreased to 26.3% compared to 29.4% a year ago, reflecting on-going cost containment efforts.

Income from operations increased $260,000 to $1.1 million compared to $792,000 in the first half of 2021.

Net income on a GAAP basis was $902,000 or $0.04 per diluted share, compared to $1.7 million or $0.09 per diluted share, which included a one-time benefit of $1.5 million or $0.08 per share due to forgiveness of the PPP loan and related interest. After giving effect to this one-time benefit, on a proforma basis there was a year-over-year increase of $618,000.

Non-GAAP net income totaled $1.8 million or $0.09 per diluted share as compared to $1.5 million or $0.08 per diluted share in the same year-ago period.

Adjusted EBITDA totaled $2.6 million or 7.3% of revenue compared to $2.5 million or 8.7% of revenue in the first half of 2021.

Both non-GAAP net income and adjusted EBITDA exclude the PPP loan and interest forgiveness.

On June 30, 2022, cash and cash equivalents totaled $2.9 million with short-term investments of $11.5 million for a combined total of $14.4 million. This compares to $15.8 million on March 31, 2022. During the second quarter, the company invested an additional $4.0 million in inventory.

Conference Call

OSS management will hold a conference call to discuss its second quarter 2022 results later today, followed by a question-and-answer period.

Date: Thursday, August 11, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-289-0720

International dial-in number: 1-786-460-7148

Conference ID: 9430360

Webcast: here (live and replay)

The webcast will include a slide presentation viewable via the webcast link above.

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 25, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 9430360

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$322,822	$1,697,122	$902,056	$1,738,320
Depreciation and amortization	254,429	394,794	524,220	775,572
Stock-based compensation expense	532,636	465,336	915,464	903,730
Interest expense	44,949	169,031	103,665	319,013
Interest income	(55,507)	(61,798)	(106,512)	(67,098)
PPP loan and interest forgiveness	—	(1,514,354)	—	(1,514,354)
Provision for income taxes	85,490	235,293	250,798	295,815

Adjusted EBITDA	$1,184,819	$1,385,424	$2,589,691	$2,450,998

Adjusted EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with the company’s peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate the company’s performance compared to prior periods and the marketplace. The company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income (loss) and basic and diluted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$322,822	$1,697,122	$902,056	$1,738,320
Amortization of intangibles	15,807	163,901	31,616	327,801
Stock-based compensation expense	532,636	465,336	915,464	903,730
PPP loan and interest forgiveness	—	(1,514,354)	—	(1,514,354)

Non-GAAP net income	$871,265	$812,005	$1,849,136	$1,455,497

Non-GAAP net income per share:

Basic	$0.04	$0.04	$0.10	$0.08

Diluted	$0.04	$0.04	$0.09	$0.08

Weighted average common shares outstanding:

Basic	19,940,902	18,513,620	19,416,832	17,934,022

Diluted	21,180,490	19,735,383	20,346,917	19,305,842

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for major program wins, revenue growth generated by new and existing products, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Justin Lumley

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	June 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$2,874,831	$5,101,174
Short-term investments	11,514,047	14,535,750
Accounts receivable, net	10,014,336	5,089,804
Inventories, net	20,466,855	12,277,873
Prepaid expenses and other current assets	1,090,682	580,651

Total current assets	45,960,751	37,585,252
Property and equipment, net	2,687,391	3,091,415
Operating lease right-of-use assets	950,124	—
Deposits and other	38,092	46,845
Deferred tax assets, net	3,635,187	3,641,032
Goodwill	7,120,510	7,120,510
Intangible assets, net	73,769	105,385

Total Assets	$60,465,824	$51,590,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,332,547	$2,059,059
Accrued expenses and other liabilities	3,297,460	3,846,488
Current portion of operating lease obligation	549,856	—
Current portion of notes payable	2,866,875	1,137,651
Current portion of senior secured convertible note, net of debt discounts of $0 and $2,384, respectively	—	2,588,525

Total current liabilities	13,046,738	9,631,723
Long-term debt, net of current portion	796,134	—
Operating lease obligation, net of current portion	640,443	—

Total liabilities	14,483,315	9,631,723

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,008,885 and 18,772,214 shares issued and outstanding, respectively	2,001	1,877
Additional paid-in capital	44,618,756	41,232,441
Accumulated other comprehensive (loss) income	(66,808)	153,361
Accumulated earnings	1,428,560	571,037

Total stockholders’ equity	45,982,509	41,958,716

Total Liabilities and Stockholders’ Equity	$60,465,824	$51,590,439

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$18,303,343	$14,905,009	$35,356,020	$28,220,761
Cost of revenue	13,103,025	10,252,265	25,015,047	19,135,233

Gross profit	5,200,318	4,652,744	10,340,973	9,085,528

Operating expenses:
General and administrative	1,821,445	1,648,785	3,596,133	3,806,404
Marketing and selling	1,724,913	1,479,292	3,196,633	2,647,193
Research and development	1,252,037	1,008,017	2,496,152	1,840,250

Total operating expenses	4,798,395	4,136,094	9,288,918	8,293,847

Income from operations	401,923	516,650	1,052,055	791,681

Other income (expense), net:
Interest income	55,507	61,798	106,512	67,098
Interest expense	(44,949)	(169,031)	(103,665)	(319,013)
Other income (expense), net	(4,169)	1,522,998	97,952	1,494,369

Total other income (expense), net	6,389	1,415,765	100,799	1,242,454

Income before income taxes	408,312	1,932,415	1,152,854	2,034,135
Provision for income taxes	85,490	235,293	250,798	295,815

Net income	$322,822	$1,697,122	$902,056	$1,738,320

Net income per share:
Basic	$0.02	$0.09	$0.05	$0.10

Diluted	$0.02	$0.09	$0.04	$0.09

Weighted average common shares outstanding:
Basic	19,940,902	18,513,620	19,416,832	17,934,022

Diluted	21,180,490	19,735,383	20,346,917	19,305,842